                          [AMERICAN DISPOSAL SERVICES LOGO]



                                  April 21, 1997




Dear Stockholder:


It is our pleasure to invite you to the Annual Meeting of Stockholders of American Disposal Services, Inc. to be held on Wednesday, May 28, 1997, at 10:00 A.M., local time, at the offices of Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, 27th Floor, New York, New York 10036.

Whether or not you plan to attend and regardless of the number of shares you own, it is important that your shares be represented at the meeting. Accordingly, you are urged to sign, date and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.

I sincerely hope you will be able to join us at the meeting. The officers and directors of the Company look forward to seeing you at that time.


                                        Sincerely,


                        /s/ DC Stoller                /s/ Richard De Young

                        David C. Stoller              Richard De Young

                           AMERICAN DISPOSAL SERVICES, INC.
                                 745 MCCLINTOCK DRIVE
                                      SUITE 305
                             BURR RIDGE, ILLINOIS  60521


                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



    The Annual Meeting of Stockholders of AMERICAN DISPOSAL SERVICES, INC. (the "Company") will be held at the offices of Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, 27th Floor, New York, New York 10036, on Wednesday, May 28, 1997, at 10:00 A.M., local time, for the following purposes:

    1.   To elect directors of the Company for the ensuing year;

    2. To approve an amendment to the Company's Stock Option Plan to increase by 500,000 the number of shares of the Company's Common Stock for which options may be granted thereunder;

    3. To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company; and

    4. To transact any such other business as may properly come before the meeting and any adjournments thereof.

    Only stockholders of record at the close of business on April 15, 1997 are entitled to vote at the meeting and at any adjournments thereof.

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                                 BY ORDER OF THE BOARD OF DIRECTORS




                                 Ann L. Straw
                                 Secretary

                                 April 21, 1997

                           AMERICAN DISPOSAL SERVICES, INC.
                                 745 MCCLINTOCK DRIVE
                                      SUITE 305
                             BURR RIDGE, ILLINOIS  60521


                                   PROXY STATEMENT

                            ANNUAL MEETING OF STOCKHOLDERS

                                     MAY 28, 1997



    The accompanying proxy is solicited by and on behalf of the Board of Directors of American Disposal Services, Inc., a Delaware corporation (the "Company"), to be used at the Annual Meeting of Stockholders to be held at the offices of Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, 27th Floor, New York, New York 10036, on Wednesday, May 28, 1997, at 10:00 A.M., local time, and at any adjournments thereof.

    When the accompanying proxy is properly executed and returned, the shares of common stock of the Company, par value $.01 per share (the "Common Stock"), it represents will be voted at the meeting in accordance with any directions noted thereon and, if no direction is indicated, the shares it represents will be voted: (i) FOR the election of the nominees for directors of the Company listed herein; (ii) FOR the approval of an amendment to the Company's Stock Option Plan to increase by 500,000 the number of shares of Common Stock for which options may be granted thereunder; (iii) FOR the ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company for the current fiscal year; and (iv) in the discretion of the holders of the proxy with respect to any other business that may properly come before the meeting and at any adjournments thereof. Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the meeting in person may withdraw his proxy and vote his shares.

    The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made primarily by mail; however, officers and regular employees of the Company may solicit proxies personally or by telephone or by telegram. Those persons will not be compensated specially for such services. The Company may reimburse brokers, banks, custodians, nominees, and fiduciaries holding shares of Common Stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy material to the beneficial owners of such shares.

    A copy of the Notice of Annual Meeting of Stockholders accompanies this Proxy Statement. The approximate date on which this Proxy Statement first will be mailed to stockholders of the Company is April 21, 1997.

                                    VOTING RIGHTS

    Only holders of record of shares of Common Stock at the close of business on April 15, 1997 will be entitled to notice of and to vote at the Annual Meeting of Stockholders. On that date, the Company had outstanding 8,872,501 shares of Common Stock, the holders of which are entitled to one vote per share on each matter to come before the Annual Meeting. Voting rights are non-cumulative.

    The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Directors will be elected at the Annual Meeting by a plurality of the votes cast. For each other item to be acted upon at the Annual Meeting, the affirmative vote of a majority of the votes cast will be required for approval. Abstentions and broker non-votes (which occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) are counted for purposes of determining the presence or absence of a quorum at the meeting. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, but broker non-votes are not counted for purposes of determining whether a proposal has been approved.



                                PRINCIPAL STOCKHOLDERS

    The Company is the sole stockholder of ADS, Inc., an Oklahoma corporation ("ADS"), and County Disposal, Inc., a Delaware corporation ("CDI"). The Company acquired all of the shares of common stock of ADS and CDI effective January 1, 1996 in exchange for which the previous stockholders of ADS and CDI received all of the then outstanding shares of the Company's Common Stock (the "Exchange"). As part of the Exchange, all options and warrants that had previously been granted by ADS and CDI were cancelled in exchange for options and warrants granted by the Company.

    As of March 31, 1997, the persons listed in the following table were the only persons known to the Company to be the beneficial owners of more than five percent of the Company's outstanding shares of Common Stock.


                                               NUMBER OF SHARES
NAME AND ADDRESS                                OF COMMON STOCK      PERCENT OF
OF BENEFICIAL OWNER                            BENEFICIALLY OWNED   COMMON STOCK
-------------------                            ------------------   ------------

 Charterhouse Environmental Holdings, L.L.C. (1)    1,867,289         21.05%
 Charterhouse Equity Partners II, L.P. (2)          2,511,973         28.31%
 CDI Equity, LLC (3)                                  644,109          7.26%
 The Equitable Companies Incorporated (4)             927,200         10.45%
 The Capital Group Companies, Inc. (4)                575,000          6.48%

__________________________

(1) The address of Charterhouse Environmental Holdings, L.L.C. ("Charter Environmental") is c/o Charterhouse Group International, Inc., 535 Madison Avenue, New York, New York 10022. Charterhouse Equity Partners, L.P. ("CEP") and StollerCo Partners, L.P. are the members of Charter Environmental, with a majority of the ownership interests being held by CEP. The general partner of CEP is CHUSA Equity Investors, L.P., whose general partner is Charterhouse Equity, Inc., a wholly-owned subsidiary of Charterhouse Group International, Inc. ("Charterhouse"). As a result of the foregoing, all of the shares of Common Stock held by Charter

    Environmental would, for purposes of Section 13(d) of the Securities Exchange Act of 1934, be considered to be beneficially owned by Charterhouse.

(2) The address of Charterhouse Equity Partners II, L.P. ("CEP II") is c/o Charterhouse Group International, Inc., 535 Madison Avenue, New York, New York 10022. The general partner of CEP II is CHUSA Equity Investors II, L.P., whose general partner is Charterhouse Equity II, Inc., a wholly-owned subsidiary of Charterhouse. As a result of the foregoing, all of the shares of Common Stock held by CEP II would, for purposes of Section 13(d) of the Securities Exchange Act of 1934, be considered to be beneficially owned by Charterhouse.

(3) The address of CDI Equity, LLC ("CDI Equity") is c/o Aetna Life and Casualty Company, Conveyor IG6U, 151 Farmington Avenue, Hartford, Connecticut 06156. The member interests in CDI Equity are held as follows:
    99% by Aetna Life Insurance Company, which is a wholly-owned subsidiary of Aetna Life and Casualty Company, and 1% by CDI Equity, Inc., a wholly-owned subsidiary of Aetna Life Insurance Company.

(4) Information regarding The Equitable Companies Incorporated ("Equitable") and The Capital Group Companies, Inc. ("Capital Group") is based on Schedules 13G filed by such persons with the Securities and Exchange Commission as of December 31, 1996. Equitable filed its 13G jointly on behalf of itself, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA. The address of Equitable is 787 Seventh Avenue, New York, NY 10019. The address of the Capital Group is 353 South Hope Street, Los Angeles, CA 90071.

                                       PROPOSAL 1
                                  ELECTION OF DIRECTORS


    At the Annual Meeting of Stockholders, the entire Board of Directors is to be elected. IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, THE SHARES OF COMMON STOCK REPRESENTED BY A PROXY DELIVERED TO THE BOARD OF DIRECTORS WILL BE VOTED FOR THE SEVEN NOMINEES NAMED UNDER "MANAGEMENT" BELOW. Each nominee has consented to being named as a nominee in this Proxy Statement and to serve if elected. However, if any such nominee should become unable to serve as a director for any reason, votes will be cast instead for a substitute nominee designated by the Board of Directors or, if none is so designated, will be cast according to the judgment of the person or persons voting the proxy.



                                       MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

    The following table and the paragraphs that follow it present certain information concerning the nominees for directors, who are the sole current directors, and the executive officers of the Company. Directors are elected annually to serve until the next annual meeting of stockholders and until their successors have been elected. Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships between any of the directors and executive officers of the Company.



                                                                    NUMBER OF
                                                                    SHARES OF
                                                                  COMMON STOCK
                                                                  BENEFICIALLY
                                        POSITIONS AND OFFICES     OWNED AS OF         PERCENT OF
NOMINEES FOR DIRECTORS        AGE       WITH THE COMPANY         MARCH 31, 1997      COMMON STOCK
----------------------       ---       ---------------------    --------------      ------------

David C. Stoller (1)(2)      46        Chairman; Director            124,172             1.38%
Richard De Young (1)(3)      43        President; Director           121,536             1.35%
Merril M. Halpern (2)        62        Director                         --                --
A. Lawrence Fagan (2)        67        Director                         --                --
Richard T. Henshaw, III (2)  58        Director                         --                --
G.T. Blankenship (4)         68        Director                      100,935             1.14%
Norman Steisel               54        Director                         --                --


EXECUTIVE OFFICERS
WHO ARE NOT DIRECTORS
---------------------
Richard Kogler (1)           37        Vice President; Chief          10,345               *
                                       Operating Officer

Stephen P. Lavey             35        Vice President; Chief            --                --
                                       Financial Officer

Ann L. Straw (1)             43        Vice President; General         6,103               *
                                       Counsel and Secretary





                                                                      NUMBER OF
                                                                      SHARES OF
                                                                     COMMON STOCK
                                                                     BENEFICIALLY
EXECUTIVE OFFICERS                          POSITIONS AND OFFICES     OWNED AS OF        PERCENT OF
WHO ARE NOT DIRECTORS             AGE       WITH THE COMPANY         MARCH 31, 1997      COMMON STOCK
----------------------            ---       ---------------------    --------------      ------------

Lawrence R. Conrath, Sr.(1)(5)    40        Vice President;               20,246              *
                                            Controller

John J. McDonnell (1)(6)          42        Vice President -              33,940              *
                                            Engineering

Mary T. Ryan (7)                  43        Vice President -               4,000              *
                                            Corporate Affairs

All directors and executive                                              421,277            4.59%
officers as a group (13
persons) (1)


__________________________

*   Less than one percent.

(1) Includes options exercisable within 60 days of March 31, 1997 to purchase 124,172, 119,069, 10,345, 32,944, 19,348 and 6,103 shares granted under the
    Company's Stock Option Plan to Messrs. Stoller, De Young, Kogler, McDonnell and Conrath and Ms. Straw, respectively. For purposes of computing the percentage of outstanding shares beneficially held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be beneficially owned for the purpose of computing the percentage ownership of such person or group of persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) Merril M. Halpern and A. Lawrence Fagan are executive officers, directors and stockholders of Charterhouse and Richard T. Henshaw, III and David C. Stoller are executive officers of Charterhouse. Messrs. Halpern, Fagan, Henshaw and Stoller each disclaim beneficial ownership of the shares of Common Stock beneficially owned by Charterhouse.

(3) Includes 2,467 shares held jointly by Mr. De Young and his wife.

(4) Includes 7,995 shares held by Mr. Blankenship's wife, of which Mr. Blankenship disclaims beneficial ownership.

(5) Includes 498 shares held jointly by Mr. Conrath and his wife and 400 shares held in an IRA for the benefit of Mr. Conrath.

(6) Includes 996 shares held by Mr. McDonnell's minor children.

(7) Shares held jointly by Ms. Ryan and her husband.

    DAVID C. STOLLER has been Chairman and a director of the Company since the Exchange. He has served in the same capacities for ADS (since January 1993) and CDI (since May 1995). Since January 1997, he has been a Managing Director of Charterhouse, which is a private investment firm specializing in leveraged buy-out acquisitions. From August 1992 through December 1996, Mr. Stoller served as the Chairman of Charterhouse Environmental Capital Group, Inc. ("Charterhouse Environmental Capital"), which provided management and consulting services to companies with environmental operations including the Company. Charterhouse Environmental Capital is an affiliate of Charterhouse. Mr. Stoller was a partner at the law firm of Milbank, Tweed, Hadley & McCloy (where he remains as "Of Counsel") from January 1989 through July 1992.

    RICHARD DE YOUNG has been President and a director of the Company since the Exchange. He has also served as President of ADS since April 1994 and as a director since September 1993 and was the Chief Operating Officer and Vice President for ADS from January 1993 through April 1994. Mr. De Young has been a director of CDI since May 1995, and its President since July 31, 1996. From June 1982 through January 1993 he was employed by Waste Management of North America, a subsidiary of WMX Technologies, Inc. ("WMX"), most recently as a Regional Operations Vice President, with responsibility for landfill and collection operations in the Midwest region.

    MERRIL M. HALPERN has served as a director of the Company since the Exchange. Since October 1984, Mr. Halpern has served as Chairman of the Board of Charterhouse. From 1973 to October 1984, Mr. Halpern served as President and Chief Executive Officer of Charterhouse. Mr. Halpern is also a director of Designer Holdings Ltd., a developer and marketer of designer sportswear lines ("Designer Holdings"); Insignia Financial Group, Inc., a real estate management firm; and Microwave Power Devices, Inc., a manufacturer of highly linear power amplifiers primarily for the wireless telecommunications market ("MPD").

    A. LAWRENCE FAGAN has served as a director of the Company since the Exchange. He has been President of Charterhouse since January 1997 and formerly served as Executive Vice President of Charterhouse since 1984. Mr. Fagan is also a director of Designer Holdings and MPD.

    RICHARD T. HENSHAW, III has been a director of the Company since the Exchange. He has served as a director of ADS (since January 1993) and CDI (since May 1995). Mr. Henshaw has been a Managing Director of Charterhouse since January 1997 and formerly served as a Senior Vice President of Charterhouse since 1991. Prior thereto he was a Senior Vice President of The Bank of New York. Mr. Henshaw is also a director of Cornell Corrections, Inc., a provider of privatized correctional services.

    G.T. BLANKENSHIP has been a director of the Company since the Exchange. He previously served as a director of ADS (since January 1991). Mr. Blankenship has been a self-employed private investor since 1990.

    NORMAN STEISEL has been a director of the Company since July 1996. He has been the President of EnEssCo Strategies, a strategic consulting services firm specializing in government regulated markets, since January 1994. From January 1990 through December 1993, Mr. Steisel was the First Deputy Mayor of the City of New York. Prior to 1990, he was a Senior Vice President at Lazard Freres & Co., specializing in environmental corporate and municipal finance.

    RICHARD KOGLER has been a Vice President and the Chief Operating Officer of the Company since the Exchange. He previously served in the same capacities for ADS since May 1995 and as President of CDI between May 1995 and July 1996. He has been Vice President of CDI since July 31, 1996. From October 1984 through May 1995 Mr. Kogler was employed by WMX, most recently as a Regional Operations Vice President.

    STEPHEN P. LAVEY has been a Vice President and the Chief Financial Officer of the Company since February 1997. He was previously employed by Bank of America from June 1990 through January 1997, most recently as a Vice President in its Environmental Services Lending Group, specializing in the solid waste, environmental engineering and water purification industries. Mr. Lavey is also a Certified Public Accountant.

    ANN L. STRAW has been a Vice President and the General Counsel of the Company since the Exchange. She previously served in the same capacities for ADS (since June 1995) and for CDI (since June 1995). She has been the Secretary of the Company since the Exchange, and of ADS and CDI since July 31, 1995. From 1986 through May 1995 she was employed by WMX, most recently as a Group Counsel for WMX's Midwest Group.

    LAWRENCE R. CONRATH, SR. has been Controller of the Company since the Exchange and a Vice President since May 1996. He previously served as Controller for ADS since May 1994. Prior to joining the Company, Mr. Conrath spent two years with United Waste Systems, Inc., as Regional Controller of its Michigan region. From 1978 through 1990, Mr. Conrath was employed by WMX in several financial positions, most recently as Director of Accounting for the WMX Urban Services Group. Mr. Conrath is also a Certified Public Accountant.

    JOHN J. MCDONNELL has been a Vice President--Engineering of the Company since the Exchange. He previously served as Environmental Engineer for ADS (since February 1993) and CDI (since June 1995). From 1985 through February 1993, Mr. McDonnell was employed by WMX, most recently as an Engineering Manager.

    MARY T. RYAN has been a Vice President--Corporate Affairs since March 1997 after joining the Company in November 1996. From May 1996 to November 1996, she was previously employed by Ketchum Public Relations as Senior Vice President, Corporate Issues. From July 1984 to April 1995 she was employed by WMX Technologies, Inc., most recently as Vice President, Management Services.


BOARD COMMITTEES AND MEMBERSHIP

    The Board of Directors has established a compensation committee and an audit committee. The compensation committee (which is comprised of Messrs. Blankenship and Henshaw) reviews executive salaries, administers any bonus, incentive compensation and stock option plans of the Company, including the Company's Stock Option Plan, and approves the salaries and other benefits of the executive officers of the Company. In addition, the compensation committee consults with the Company's management regarding pension and other benefit plans and compensation policies and practices of the Company. The audit committee (which is comprised of Messrs. Fagan and Steisel) reviews the professional services provided by the Company's independent auditors, the independence of such auditors from management of the Company, the annual financial statements of the Company and the Company's system of internal accounting controls. The audit committee also reviews such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or may be brought to its attention.

    The Company does not have a nominating committee. The Board of Directors held 9 meetings in 1996. In addition, the audit committee held one meeting in 1996 and the compensation committee held 3 meetings in 1996. Each of the directors attended at least 75% of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings of all committees of the Board on which such director served.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1996, the Company's compensation committee determined the compensation of all the Company's executive officers. No member of the compensation committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with the executive officers or directors of another entity.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Under the securities laws of the United States, the Company's directors, officers, and any persons holding more than 10 percent of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership, on a timely basis, to the Securities and Exchange Commission. Based on material provided to the

Company, all such required reports were filed on a timely basis in 1996 except for one report on Form 5 for Mr. Conrath, which report was filed one day past the deadline.


DIRECTOR COMPENSATION

    The only directors who are compensated for services as a director are Messrs. Blankenship and Steisel, each of whom receives $2,000 for each meeting of the Board of Directors that he attends and $500 for each meeting of a committee of the Board of Directors that he attends.


EXECUTIVE COMPENSATION

    The following table sets forth, for the years ended December 31, 1996 and 1995, the cash compensation paid and shares underlying options granted to each of the five most highly compensated executive officers whose salary for each such fiscal year was in excess of $100,000. The Company did not pay bonuses to these individuals during the years ended December 31, 1996 and 1995.

                              SUMMARY OF COMPENSATION TABLE



                                                                   Shares
                                                                  underlying
                                                                   options
                                             Year     Salary       granted
                                            ------   ---------  ------------
 Richard De Young, President(1) . . . . .    1996     $275,442     282,743
                                             1995     $230,092           0
 Scott Flamm(2) . . . . . . . . . . . . .    1996     $225,000      83,989
                                             1995     $122,106           0
 David C. Stoller(3). . . . . . . . . . .    1996     $125,000     218,371
                                             1995            0           0
 Richard Kogler(4). . . . . . . . . . . .    1996     $160,500      52,082
                                             1995      $93,246           0
 Ann L. Straw(5). . . . . . . . . . . . .    1996     $142,500      34,863
                                             1995      $73,125           0

__________________________

(1) Options to purchase 282,743 shares were granted to Mr. De Young in 1996 as part of the Exchange to replace options to purchase shares of ADS and CDI granted in prior years.

(2) Mr. Flamm resigned from the Company in February 1997, at which time he received a severance payment of $125,000. Options to purchase 83,989 shares were granted to Mr. Flamm in 1996 as part of the Exchange to replace options to purchase shares of ADS and CDI granted in prior years.

(3) Options to purchase 218,371 shares were granted to Mr. Stoller in 1996 as part of the Exchange to replace options to purchase shares of ADS and CDI granted in prior years. Mr. Stoller's 1996 compensation figure reflects employment during the period from August 1996 through December 1996.

(4) Options to purchase 29,857 shares were granted to Mr. Kogler in 1996 as part of the Exchange to replace options to purchase shares of ADS and CDI granted in prior years. Mr. Kogler's 1995 compensation figure reflects employment during the period from May 1995 through December 1995.

(5) Options to purchase 19,863 shares were granted to Ms. Straw in 1996 as part of the Exchange to replace options to purchase shares of ADS and CDI granted in prior years. Ms. Straw's 1995 compensation figure reflects employment during the period from June 1995 through December 1995.


STOCK OPTIONS

     The following table contains information concerning the grant of options to purchase shares of the Company's Common Stock to each of the named executive officers of the Company during the year ended December 31, 1996. No stock appreciation rights ("SARS") were granted in 1996.



                      OPTION GRANTS IN LAST FISCAL YEAR



                                                                                           POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                                                                                           ANNUAL RATES OF STOCK
                                                                                          APPRECIATION FOR OPTION
                              INDIVIDUAL GRANTS                                                    TERM (1)
                         -----------------------------                                    ------------------------
                         NUMBER OF      PERCENT OF
                         SECURITIES     TOTAL OPTIONS
                         UNDERLYING     GRANTED TO          EXERCISE
                         OPTION         EMPLOYEES IN        PRICE          EXPIRATION
NAME                     GRANTED        FISCAL YEAR         ($/SHARE)        DATE (2)         5%             10%
----                     ----------     -------------       ----------     ----------     ----------    ------------

Richard De Young(3) . . .       0                0%             N/A              N/A       $       0      $        0
Scott Flamm(3)(4) . . . .       0                0%             N/A              N/A       $       0      $        0
David C. Stoller(3) . . .       0                0%             N/A              N/A       $       0      $        0
Richard Kogler(3) . . . .  22,225             32.6%           $9.00         07/30/06       $ 125,795      $  318,788
Ann L. Straw(3) . . . . .  15,000             22.0%           $9.00         07/30/06       $  84,901      $  215,155


__________________________

(1) Amounts reported in these columns represent amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Company's Common Stock over the term of the options. The potential realizable values set forth above do not take into account applicable tax and expense payments that may be associated with such option exercises. Actual realizable value, if any, will be dependent on the future price of the Common Stock on the actual date of exercise, which may be earlier than the stated expiration date. The 5% and 10% assumed annualized rates of stock price appreciation over the exercise period of the options used in the table above are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of the Common Stock on any date. There is no representation either express or implied that the stock price appreciation rates for the Common Stock assumed for purposes of this table will actually be achieved.

(2) Each option is subject to earlier termination if the officer's employment with the Company is terminated for certain reasons.

(3) Options granted in 1996 as part of the Exchange to replace options to purchase shares of ADS and CDI granted in prior years are excluded.

(4)  Mr. Flamm resigned from the Company in February 1997.

     The following table sets forth information for each of the named executive officers with respect to the value of options outstanding as of December 31, 1996. There were no options exercised during 1996.



                                      FISCAL YEAR-END OPTION VALUES


                                  NUMBER OF SECURITIES                  VALUE OF UNEXERCISED IN-
                                 UNDERLYING UNEXERCISED                   THE-MONEY OPTIONS AT
                              OPTIONS AT DECEMBER 31, 1996                DECEMBER 31, 1996 (1)
                              ----------------------------            ----------------------------
NAME                          EXERCISABLE    UNEXERCISABLE            EXERCISABLE    UNEXERCISABLE
----                          -----------    -------------            -----------    -------------

Richard De Young . . . . . .    111,376        171,367                $  1,244,921   $  1,907,651
Scott Flamm(2) . . . . . . .     47,759         36,230                $    529,647   $    401,791
David C. Stoller . . . . . .    124,171         94,200                $  1,377,056   $  1,044,678
Richard Kogler . . . . . . .      9,169         42,913                $    101,967   $    441,697
Ann L. Straw . . . . . . . .      6,103         28,760                $     67,869   $    295,844

__________________________



(1) Represents the difference between $18.50, the last reported sales price per share of the Common Stock on December 31, 1996, and the exercise price per share of the in-the-money options, multiplied by the number of shares underlying the in-the-money options.

(2)  Mr. Flamm resigned from the Company in February 1997.


EMPLOYMENT AGREEMENTS

     In May 1996, Mr. Stoller entered into an employment agreement with the Company under which he serves as the Company's Chairman. The employment agreement provides for a current annual base salary of $300,000 and terminates on July 30, 1997, but is automatically renewed for successive one-year terms unless either party terminates the agreement on 180 days' notice. The employment agreement provides that Mr. Stoller will receive a $600,000 payment in the event his employment is terminated following a "change-in-control" of the Company.

     In May 1996, Mr. De Young entered into an employment agreement with the Company, under which he serves as the Company's President. The employment agreement provides for a current annual base salary of $300,000 and terminates in July 1999. The employment agreement provides that Mr. De Young will receive a $600,000 payment in the event his employment is terminated following a "change-in-control" of the Company. In addition, if the Company retains an officer (other than the Chairman of the Board) in a capacity that is senior to Mr. De Young, or if his responsibilities are materially diminished (other than for cause), Mr. De Young will have the right to terminate his employment in which event he will be entitled to receive payments equal to the greater of $750,000 or the remaining aggregate amount of base salary otherwise payable under the employment agreement.

     In May 1995, Mr. Kogler entered into an employment agreement with the Company which provides for a current annual base salary of $172,000 and an initial term of three years (continuing on an at-will basis thereafter).

     In June 1995, Ms. Straw entered into an employment agreement with the Company under which she serves as its Vice President and General Counsel. The employment agreement provides for a current annual salary of $158,000 and terminates on June 2, 1998, but is automatically renewed for successive one-year terms unless either party terminates on 30 days' notice.

COMPENSATION COMMITTEE REPORT

     COMPENSATION POLICIES. The principal goal of the Company's compensation program as administered by the Compensation Committee is to help the Company attract, motivate and retain the executive talent required to develop and achieve the Company's strategic and operating goals with a view to maximizing shareholder value. The key elements of this program and the objectives of each element are as follows:

     BASE SALARY. Individual experience and performance is considered when setting salaries within the range for each position. Annual reviews are held and adjustments are made based on attainment of individual goals and in a manner consistent with the Company's overall operating and financial performance.

     LONG-TERM INCENTIVES. The Company provides its executives with long-term incentive compensation through grants of stock options under the Company's Stock Option Plan. The grant of stock options aligns the executive's interests with those of the Company's stockholders by providing the executive with an opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Company's Common Stock.

     PRESIDENT'S COMPENSATION. As discussed under "Management -- Employment Agreements," the Company entered into an employment agreement with Mr. De Young in May 1996, which was prior to the formation of the Compensation Committee. Since May 1996 the Company has paid Mr. De Young at the rate provided in the Employment Agreement. Options to purchase 282,743 shares of Common Stock were granted to Mr. De Young in 1996 as part of the Exchange to replace options to purchase shares of ADS and CDI granted in prior years.

                                            The Compensation Committee

                                            Richard T. Henshaw III
                                            G.T. Blankenship

PERFORMANCE GRAPH

     The following performance graph compares the five-month cumulative return of the Company's Common Stock to the total returns of the NASDAQ Market Index and a peer group index. Each case assumes a $100 investment on July 25, 1996 (the first day of public trading of the Company's Common Stock) and reinvestment of any dividends.


$210

   -                                                                       205.6

$200

   -

$190

   -

$180

   -

$170

   -

$160

   -

$150

   -

$140

   -

$130

   -                                                                       121.3

$120                                                                       120.2

   -

$110

   -

$100                |         |         |         |           |            |
               07/25/96                                               12/31/96


                                         Legend
Symbol     CRSP Total Returns Index for:          07/25/96  12/31/96

______ []  American Disposal Services, Inc.        100.0     205.6

  --    *  Nasdaq Stock Market (US Companies)      100.0     121.3

------ /\  Self-Determined Peer Group              100.0     120.2

Companies in the Self-Determined Peer Group
     ALLIED WASTE INDUSTRIES INC             BROWNING FERRIS INDUSTRIES INC
     EASTERN ENVIRONMENTAL SVC INC           REPUBLIC INDUSTRIES INC
     SUPERIOR SERVICES INC                   USA WASTE SERVICES INC
     UNITED WASTE SYSTEMS INC                WMX TECHNOLOGIES INC

NOTES:
     A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
     B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
     C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used
     D.   The index level for all series was set to $100.0 on 07/25/96.

                                  CERTAIN TRANSACTIONS

     Mr. Stoller is an officer of Charterhouse Environmental Capital, an affiliate of Charterhouse, which provided management and consulting services to the Company from 1993 through the closing of the Company's initial public offering on July 30, 1996. These services included: services relating to the Company's banking and other financial relationships including assistance in connection with the financing and refinancing of corporate indebtedness; analysis and assistance from both a financial and operational standpoint in connection with the expansion of the Company's business operations; assistance with strategic planning; and advice related to acquisitions. Fees paid by the Company to Charterhouse Environmental Capital were $515,000 in 1994, $659,000 in 1995 and $466,000 in 1996.

     On November 16, 1995, the Company borrowed $12.5 million from Charterhouse Equity Partners II, L.P. See "Principal Stockholders." The loan was scheduled to mature on November 15, 1996 and bore interest at a rate per annum equal to the prime rate plus 3%. The Company repaid this loan in June 1996 with $7.5 million of borrowings under its credit facility and the remaining $5.0 million was repaid with existing cash.

     Effective as of January 1, 1996, the Company entered into agreements with each of its executive officers providing that, upon such officer's exercise of stock options granted in exchange for options previously granted by CDI, the Company will pay to such officer an amount equal to the tax savings actually recognized by the Company as a result of the deductions attributable to such exercise. In no event can the payment to be received by an executive officer under such agreement exceed the difference between the federal income tax actually paid by such officer as a result of such option exercise and the amount of federal income tax that would have been paid by such officer had such option exercise been taxed at the capital gains rate.

                                       PROPOSAL 2
                              APPROVAL OF THE AMENDMENT TO
                          THE AMERICAN DISPOSAL SERVICES, INC.
                                 1996 STOCK OPTION PLAN

     The affirmative vote of the holders of at least a majority of the shares of Common Stock present and entitled to vote at the meeting is required to approve the amendment to the American Disposal Services, Inc. 1996 Stock Option Plan (the "Plan") to increase by 500,000 the number of shares of the Company's Common Stock for which options may be granted under the Plan. Under the Plan as currently in effect, options to purchase 1,100,000 shares of Common Stock were subject to grant, all of which have been granted. The Compensation Committee and the Board of Directors have each approved this amendment. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE THEIR SHARES FOR THE PROPOSAL TO AMEND THE PLAN. IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, THE SHARES OF COMMON STOCK REPRESENTED BY A PROXY DELIVERED TO THE BOARD OF DIRECTORS WILL BE VOTED FOR THE AMENDMENT TO THE PLAN.

     THE PLAN

     On March 21, 1997, the Compensation Committee and the Board of Directors of the Company approved (subject to stockholder approval) the amendment to the Plan. The Plan is a stock plan providing for the grant of incentive stock options and nonqualified stock options to key employees and consultants of the Company and its subsidiaries. The following description of the Plan is a summary and is qualified in its entirety by reference to the Plan, a copy of which has been filed as an Exhibit to the Company's Registration Statement on Forms S-1 (333-4889).

     DURATION. No option may be granted under the Plan after December 31, 2005 (the "Termination Date"). Options granted prior to the Termination Date, however, may extend beyond such date and the provisions of the Plan will continue to apply thereto.

     PURPOSE. The purpose of the Plan is to attract and retain eligible participants of outstanding competence and to encourage their best efforts on behalf of the Company. The Board of Directors believes that stock options provide performance incentives to eligible participants to the benefit of the Company and its stockholders and recommends approval of the amendment.

     ADMINISTRATION. The Plan is administered by the Compensation Committee, which determines the key employees and consultants eligible to receive options and the terms thereof, all in a manner consistent with the Plan. The Compensation Committee has full and final authority to determine the persons to whom, and the time or times at which, options are granted, the number of shares subject to each option (subject to a maximum of 250,000 option shares that may be granted in any year to any one employee, with any unused portion of this limitation available to be carried forward), the number of options which shall be treated as incentive stock options, the duration of each option, appropriate vesting requirements, and other terms and provisions of each option. The Compensation Committee also has the authority to accelerate the vesting of a stock option. In determining persons who are to receive options, and the number of shares to be covered by each option, the Compensation Committee considers, among other things, the persons's position, responsibilities, service, accomplishments, and such person's present and future value to the Company.

     SHARES SUBJECT TO OPTIONS. The Plan currently provides that the total number of shares of Common Stock subject to options is 1,100,000 shares, subject to adjustment under certain circumstances. Options which terminate or expire unexercised are available for subsequent grants. There are presently no shares of Common Stock available for the grant of options and the purpose of the proposed amendment to the Plan is to make available for the grant of options a new pool of 500,000 shares of Common Stock.

     OPTIONS. The Plan provides for the grant of incentive stock options and nonqualified stock options to key employees and consultants, as determined by the Compensation Committee. The exercise price of incentive stock options granted under the Plan shall be at least 100% of the fair market value of the Common Stock on the date of grant and the exercise price of nonqualified stock options shall be at least equal to the par value of the Common Stock. The Compensation Committee may provide that options will be exercisable in full at any time or from time to time during the option term or provide for the exercise thereof in such installments at such time as the Compensation Committee may determine. Nonqualified stock options shall be exercisable for not more than ten years, and incentive stock options may be exercisable for up to ten years except as otherwise provided. An option may be exercised only during the optionee's employment, provided, however, that if employment terminates as a result of death, disability or retirement, then options may be exercised for a period of one year, and if employment is terminated by the Company without cause, then options may be exercised for a period of 90 days, in each case subject to the earlier expiration of the option in accordance with the terms of its grant. The Compensation Committee may provide that an optionee may pay for shares upon exercise of an option (i) in cash, (ii) in already-owned shares of Common Stock, (iii) by agreeing to surrender then exercisable options equivalent in value, (iv) by payment through a cash or margin arrangement with a broker,
(v) in shares otherwise issuable upon exercise of the option or (vi) by such other medium or by any combination of (i), (ii), (iii), (iv) or (v) as authorized by the Compensation Committee.

     ADJUSTMENTS AND AMENDMENTS OF THE PLAN. Adjustments to the Plan and to outstanding options will be made to reflect stock dividends, recapitalizations, and similar events. The Compensation Committee has the right to amend, suspend, or terminate the Plan at any time; provided, however, that, unless otherwise required by law or specifically provided in the Plan, the rights of a participant with respect to options granted prior to such amendment, suspension or termination, may not be materially impaired without the consent of such participant and provided further that without the approval of the stockholders of the Company entitled to vote, no amendment may be made which would (i) increase the aggregate number of shares of Common Stock that may be issued under the Plan (except to reflect stock dividends, recapitalizations, and similar events), (ii) decrease the minimum purchase price of any option, (iii) increase the individual limitation set forth in Article VI.A of the Plan, or (iv) extend the maximum option period. The Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Plan is not, nor is it intended to be, qualified under Section 401(a) of the Code.

     EXTRAORDINARY TRANSACTIONS. In the event the Company proposes to merge with, or into or sell or otherwise transfer all or substantially all of its assets or in the event of the acquisition of all or substantially all of the Company's Common Stock by a single person and/or group acting in concert, all then outstanding options shall become fully vested.

     NON-ASSIGNABILITY OF OPTIONS. No option may be assignable or transferable by the recipient, except by will or by the laws of descent and distribution. During the lifetime of a recipient, options may be exercisable only by him or his personal representative or guardian. No option or interest therein may be pledged, attached, or otherwise encumbered other than in favor of the Company.

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The rules concerning the Federal income tax consequences with respect to stock options granted pursuant to the Plan are quite technical. Moreover, the applicable statutory provisions are subject to change, as are their interpretations and applications which may vary in individual circumstances. Therefore, the following discussion of tax consequences is designed to provide a general understanding thereof as of the date hereof.

     Under current federal income tax laws, the grant of an incentive stock option generally has no income tax consequences for the optionee or the Company. No taxable income results to the optionee upon the grant or exercise of an incentive stock option. However, the amount by which the fair market value of the stock acquired pursuant to the incentive stock option exceeds the exercise price is an adjustment item for purposes of Alternative Maximum Tax. If no disposition of the shares is made within either two years from the date the incentive stock option was granted or one year from the date of exercise of the incentive stock option, any gain or loss realized upon disposition of the shares will be treated as a long-term capital gain or loss to the optionee. The Company will not be entitled to a tax deduction upon such exercise of an incentive stock option, nor upon a subsequent disposition of the shares unless such disposition occurs prior to the expiration of the holding period described above. In general, if the optionee does not satisfy the foregoing holding periods, any gain equal to the difference between the exercise price and the fair market value of the stock at exercise (or, if a lesser amount, the amount realized on disposition over the exercise price) will constitute ordinary income. In the event of such a disposition before the expiration of the holding period described above, the Company is entitled to a deduction at that time equal to the amount of ordinary income recognized by the optionee. Any gain in excess of the amount recognized by the optionee as ordinary income would be taxed to the optionee as short-term or long-term capital gain (depending on the applicable holding period).

     An optionee will realize no taxable income upon the grant of a nonqualified option and the Company will not receive a deduction at the time of such grant unless the option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a nonqualified stock option an optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price. Upon a subsequent sale of the stock by the optionee, the optionee will recognize short-term or long-term capital gain or loss depending upon his or her holding period for the stock. The Company will generally be allowed a deduction equal to the amount recognized by the optionee as ordinary income.

     In addition:  (i) any officers and directors of the Company subject to
Section 16(b) of the Securities Exchange Act of 1934 may be subject to special rules regarding the income tax consequences concerning their options; (ii) any entitlement to a tax deduction on the part of the Company is subject to the applicable Federal tax rules, including, without limitation, Section 162(m) of the Internal Revenue Code (the "Code"); and (iii) in the event that the exercisability of an option is accelerated because of a change in control, payments relating to the options, either alone or together with certain other payments may constitute parachute payments under Code Section 280G, which may be subject to excise tax.

                                       PROPOSAL 3
                          RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors has reappointed Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1997 and recommends the ratification by the stockholders of that reappointment. IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, THE SHARES OF COMMON STOCK REPRESENTED BY A PROXY DELIVERED TO THE BOARD OF DIRECTORS WILL BE VOTED FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions and make such statements as he or she may desire.


                                 STOCKHOLDERS PROPOSALS

     Stockholders of the Company wishing to include proposals in the proxy material in relation to the annual meeting of the Company to be held in 1998 must submit the same in writing so as to be received at the executive office of the Company on or before December 31, 1997. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholders' proposals.


                                      ANNUAL REPORT

     The Company's Annual Report for the fiscal year ended December 31, 1996 is being mailed together with this Proxy Statement to the Company's stockholders of record at the close of business on April 15, 1997.


                                     OTHER BUSINESS

     The Board of Directors does not know of any other business to be presented at the meeting and does not intend to bring any other matters before the meeting. However, if any other matters properly come before the meeting or any adjournments thereof, it is intended that the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Company.


                                   By Order of the Board of Directors,



                                   Ann L. Straw
                                   Secretary

April 21, 1997

STOCKHOLDERS ARE REQUIRED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

PROXY                   AMERICAN DISPOSAL SERVICES, INC.

                              745 MCCLINTOCK DRIVE
                           BURR RIDGE, ILLINOIS 60521

SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE
                              HELD ON MAY 28, 1997

    The undersigned hereby appoints DAVID C. STOLLER, RICHARD DE YOUNG and ANN
L. STRAW, or any of them, with the power of substitution, as proxies and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of American Disposal Services, Inc. (the "Corporation") held of record by the undersigned at the close of business on April 15, 1997 at the Annual Meeting of Stockholders to be held on May 28, 1997.

1. ELECTION OF DIRECTORS:

   / / FOR ALL NOMINEES LISTED BELOW (EXCEPT AS MARKED TO THE CONTRARY BELOW):

    G.T. Blankenship  Richard De Young  A. Lawrence Fagan  Merril M. Halpern
            Richard T. Henshaw III  Norman Steisel  David C. Stoller

  / / WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED ABOVE.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.)

2. PROPOSAL TO AMEND THE STOCK OPTION PLAN:
   / / FOR                      / / AGAINST                      / / ABSTAIN

3. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT
AUDITORS
   / / FOR                      / / AGAINST                      / / ABSTAIN

                   (Continued and to be SIGNED on other side)

(CONTINUED FROM OTHER SIDE)

4. In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting and any adjournments thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

                   PLEASE SIGN EXACTLY AS NAME APPEARS BELOW.
Dated: ____________________ , 1997
                                              __________________________________
                                                          Signature
                                              __________________________________
                                                  Signature, if held jointly

                                             PLEASE SIGN EXACTLY AS YOUR NAME
                                             APPEARS ON THIS PROXY. IF SHARES
                                             ARE REGISTERED IN MORE THAN ONE
                                             NAME, THE SIGNATURES OF ALL SUCH
                                             PERSONS ARE REQUIRED. A CORPORATION
                                             SHOULD SIGN IN ITS FULL CORPORATE
                                             NAME BY A DULY AUTHORIZED OFFICER,
                                             STATING SUCH OFFICER'S TITLE.
                                             TRUSTEES, GUARDIANS, EXECUTORS AND
                                             ADMINISTRATORS SHOULD SIGN IN THEIR
                                             OFFICIAL CAPACITY GIVING THEIR FULL
                                             TITLE AS SUCH. A PARTNERSHIP SHOULD
                                             SIGN IN THE PARTNERSHIP NAME BY AN
                                             AUTHORIZED PERSON, STATING SUCH
                                             PERSON'S TITLE AND RELATIONSHIP TO
                                             THE PARTNERSHIP.

 PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY, USING THE ENCLOSED
                                   ENVELOPE.
       NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.